Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated June 5, 2017, relating to the consolidated financial statements and financial statement schedule of condensed parent company financial information of Canada Goose Holdings Inc., appearing in the Annual Report on Form 20-F of Canada Goose Holdings Inc. for the year ended March 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 13, 2017